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                                                               Exhibit (b)(1)(e)
                             North American Funds

              Establishment and Designation of Classes of Shares

         The undersigned, being a majority of the Trustees of North American Funds (the "Trust"), acting pursuant to Section 4.1(b) of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated February 18, 1994 (the "Declaration of Trust"), hereby create three classes of shares of each Series, within the meaning of Section 4.1(b), as follows:

1. The three classes of shares are designated "Class A" shares of beneficial interest, "Class B" shares of beneficial interest and "Class C" shares of beneficial interest.

2. Class A shares, Class B shares and Class C shares shall be entitled to all the rights and preferences accorded to Shares under the Declaration of Trust.

3. The rights and preferences of Class A shares, Class B shares and Class C shares shall be established by the Trustees of the Trust in accordance with the Declaration of Trust and shall be set forth in the current prospectus and statement of additional information of the Trust or any Series thereof, as amended from time to time.

4. Effective April 1, 1994, all the then outstanding shares of beneficial interest of each of the Strategic Income, Investment Quality Bond, U.S. Government Securities, National Municipal Bond, California Municipal Bond and Money Market Funds are reclassified and designated as Class A shares of beneficial interest of each such Series.

5. Effective April 1, 1994, all the then outstanding shares of beneficial interest of each of the Global Growth, Growth, Growth and Income and Asset Allocation Funds are reclassified and designated as Class C shares of beneficial interest of each such Series.
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         In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as of the 17th day of March, 1994.

Don B. Allen                                   William J. Atherton
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Don B. Allen                                   William J. Atherton

Charles L. Bardelis                            Frederick W. Gorbet
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Charles L. Bardelis                            Frederick W. Gorbet

Samuel Hoar                                    Brian L. Moore
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Samuel Hoar                                    Brian L. Moore

Robert J. Myers
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Robert J. Myers

The Amended and Restated Agreement and Declaration of Trust of the Trust, dated February 18, 1994, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually but are binding only upon the assets belonging to the Trust, or the particular Sub-Trust or class in question, as the case may be.